FOR IMMEDIATE RELEASE

American Realty Capital Trust V Provides Recent Investment Activity Update

Expected Acquisitions Bring Total Portfolio to $2.2 Billion as of August 31, 2013, Including

$123.2 Million of Acquired Properties, $2.0 Billion of Acquisitions Under Executed Purchase and Sale Agreements
and $101.8 Million of Acquisitions Subject to Executed Letters of Intent

Pipeline Acquisitions are Expected to be 69% Leased to Investment Grade Tenants, have a Weighted Average Lease
Term of 12.1 Years and Mark Completion of ARCT V’s Retail-Focused, Net Lease Acquisitions Strategy

New York, New York, September 5, 2013 – American Realty Capital Trust V, Inc. (“ARCT V”) announced today that it is has assembled a combined asset portfolio of $2.2 billion as of August 31, 2013, including $123.2 million of acquired properties, $2.0 billion of acquisitions under executed purchase and sale agreements, and $101.8 million of acquisitions subject to executed letters of intent. The aggregate $2.2 billion portfolio includes previously announced acquisitions and, in total, will be 70% leased to investment grade tenants. The $2.2 billion portfolio’s weighted average lease term is expected to be 12.3 years.

Nicholas S. Schorsch, Chairman and Chief Executive Officer of ARCT V, explained, “We are continuing to execute on our retail-focused, net lease acquisition strategy by identifying high quality assets across a wide variety of industries, tenants and locations. We are in the process of completing our buying phase early in the operations of ARCT V and are consistently and efficiently match-funding deployment of capital in a manner consistent with the our investment strategy. When completed, our $2.2 billion of assets are expected to generate 70% of their income from investment grade-rated tenants.”

About ARCT V

ARCT V is a publicly registered, non-traded real estate investment trust (“REIT”) that intends to qualify as a REIT for tax purposes with the taxable year ending December 31, 2013.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts
Anthony J. DeFazio	Brian S. Block, EVP & CFO
DDCWorks	American Realty Capital Trust V, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: 484-342-3600	Ph: 212-415-6500